EXHIBIT A

AMENDED AND RESTATED MULTIPLE CLASS PLAN

ADVISORS SERIES TRUST
on behalf of the funds managed by
Shenkman Capital Management, Inc.

(as amended on September 17, 2015 to add the Shenkman Floating Rate High Income Fund)

Fund Name:

Shenkman Short Duration High Income Fund
Shenkman Floating Rate High Income Fund

Share Class	Minimum Investment1	Maximum Initial Sales Charge	Maximum CDSC	Maximum 12b-1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee
Class A	$1,000	3.00%	None2	0.25%	0.10%	1.00%3
Class C	$1,000	None	1.00%	1.00%	0.10%	1.00%3
Class F	$1,000	None	None	None	0.10%	1.00%3
Institutional Class	$1,000,000	None	None	None	None	1.00%3
1 The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectus.
2  Class A shares are subject to a 1.00% CDSC on purchase of $1 million or more redeemed within 18 months of purchase.
3 A redemption fee of 1.00% is assessed on shares redeemed within 30 days of purchase (i.e., held 30 days or less).

ADVISORS SERIES TRUST	SHENKMAN CAPITAL MANAGEMENT, INC.
on behalf of the Funds listed on Exhibit A

By: /s/ Douglas G. Hess	By: /s/ Mark R. Shenkman
Name: Douglas G. Hess	Name: Mark R. Shenkman
Title: President	Title: President

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